EX-99.23(d)(182)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Standard & Poor’s Investment Advisory Services LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Standard & Poor’s Investment Advisory Services LLC, a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

Whereas, the parties have agreed to amend Section 6. “Compensation, ”of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the entire paragraph under the “Compensation” section as follows:

6.  Compensation.

For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee in accordance with Schedule B hereto, accrued daily and payable monthly on the average daily net assets in the Fund or Funds.  From time to time, the Sub-Adviser may, but shall not be obligated to, agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.  Any and all payments to the Sub-Adviser hereunder shall be accompanied by a statement setting forth the basis for its calculation.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 18th day of December, 2009.

Jackson National Asset Management, LLC	Standard & Poor’s Investment Advisory Services LLC
By: /s/ Mark D. Nerud	By: /s/ Massimo Santicchia
Name: Mark D. Nerud	Name: Massimo Santicchia
Title: President	Title: Vice President
Date: 04/08/2010	Date: 04/12/2010